UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
______________________________________________

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

______________________________________________

Date of Report (Date of earliest event reported):    June 3, 2013

THE FRESH MARKET, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or other Jurisdiction of Incorporation)	1-34940 (Commission File Number)	56-1311233 (I.R.S. Employer Identification No.)

628 Green Valley Road, Suite 500, Greensboro, NC 27408
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (336) 272-1338

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
______________________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)     On June 5, 2013, the Board of Directors of The Fresh Market, Inc. (the “Company”) designated Jeffrey B. Short, the Company’s Vice President and Controller and interim principal accounting officer, as the Company’s principal accounting officer.

Mr. Short, 45, has served as the Company’s Vice President and Controller since January 2006 and interim principal accounting officer since November 2012. Mr. Short joined the Company in 2003 and previously served as Controller. Prior to joining the Company, Mr. Short held various positions in finance and accounting with Swifty Serve Corporation, E-Z Serve Corporation, Randalls Food Markets and Arthur Andersen LLP.  Mr. Short is a Certified Public Accountant and received a B.S. in Accounting from Texas A&M University.

There are no arrangements or understandings between Mr. Short and any other persons pursuant to which Mr. Short was designated as the Company’s principal accounting officer, nor are there any transactions involving the Company and Mr. Short that the Company would be required to report pursuant to Item 404(a) of Regulation S-K.

(e)    On June 3, 2013, the Company entered into an employment agreement with Jeffrey Ackerman, the Company’s Executive Vice President and Chief Financial Officer (principal financial officer), which was the Company’s form employment agreement for executive officers. On the same date, Mr. Ackerman also became subject to the Company’s severance plan.

Under the employment agreement, Mr. Ackerman is subject to restrictive covenants, relating to noncompetition, nonsolicitation, nondisclosure of confidential information and nondisparagement, during the term of his employment and for a period of time thereafter calculated pursuant to the agreement’s provisions. Mr. Ackerman is not entitled to any compensation, benefits or other rights under the employment agreement.

As applied to Mr. Ackerman, the severance plan provides that, in the event that Mr. Ackerman’s employment is terminated by the Company without “cause” or by Mr. Ackerman for “good reason” (in each case, as defined in the severance plan), Mr. Ackerman will be entitled to the following compensation and benefits: (1) severance pay in an amount equal to 1.5 times his annual base salary; (2) a prorated annual bonus; and (3) continued medical and welfare benefits for Mr. Ackerman and his spouse and dependents for 1.5 years. The severance plan further provides that, in the event that Mr. Ackerman’s employment is terminated by the Company without “cause” or by Mr. Ackerman for “good reason,” within six months prior to a change in control of the Company (provided that Mr. Ackerman demonstrates that the termination was related to the change in control) or within two years following a change in control of the Company, Mr. Ackerman will also be entitled to (1) additional severance pay in an amount equal to 1.5 times his target annual bonus (or, if he does not have a target at the time of termination, average bonus for the previous three years, or portion thereof) and (2) full vesting of all equity-based awards held by Mr. Ackerman on the date of termination.

The foregoing descriptions of the employment agreement and the severance plan do not purport to be complete and are qualified in their entirety by the contents of the form employment agreement and the severance plan, which the Company previously has filed with the Securities and Exchange Commission and are Exhibits 10.12 and 10.11, respectively, to its most recent Annual Report on Form 10-K.

Item 5.07.     Submission of Matters to a Vote of Security Holders.

(a)    The 2013 annual meeting of stockholders (the “Annual Meeting”) of the Company was held on June 4, 2013 in Greensboro, North Carolina. A total of 45,410,039 shares of the Company’s common stock were represented at the Annual Meeting, in person or by proxy, constituting approximately 94.03% of the Company’s outstanding shares entitled to vote at the Annual Meeting.

(b)    At the Annual Meeting, the stockholders of the Company voted on the following matters, which are described in detail in the Company’s proxy statement dated April 25, 2013 for the Annual Meeting (the “Proxy Statement”): (1) to elect three Class III directors to a three-year term expiring at the Company’s annual meeting of stockholders in 2016 (“Proposal 1”); (2) to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the Company’s 2013 fiscal year (“Proposal 2”); and (3) to approve, on an advisory basis, the compensation paid to the Company’s named executive officers in its 2012 fiscal year as disclosed in the Proxy Statement (“Proposal 3”). The final voting results for Proposals 1, 2 and 3 are set forth below.

The Company’s stockholders approved each of the nominees recommended for election in Proposal 1. The votes cast at the Annual Meeting were as follows:

	For	Withheld	Broker Non-Votes
Ray Berry	42,268,208	1,043,445	2,098,386
Jeffrey Naylor	43,044,402	267,251	2,098,386
Jane Thompson	43,052,167	259,486	2,098,386

The Company’s stockholders approved Proposal 2. The votes cast at the Annual Meeting were as follows: 45,322,602 shares voted for, 17,571 shares voted against and 69,866 shares abstained from voting. There were no broker non-votes with respect to Proposal 2.

The Company’s stockholders approved Proposal 3 on an advisory basis. The votes cast at the Annual Meeting were as follows: 43,088,820 shares voted for, 132,851 shares voted against and 89,982 shares abstained from voting. There were 2,098,386 broker non-votes with respect to Proposal 3.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE FRESH MARKET, INC.

Dated: June 7, 2013    By:     /s/ Scott F. Duggan
Name: Scott F. Duggan
Title: Senior Vice President – General Counsel